Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Gamida Cell Ltd. for the registration of Ordinary Shares, Debt Securities, Warrants, Rights and Units and to the incorporation by reference therein of our report dated February 25, 2019, with respect to the consolidated financial statements of Gamida Cell Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
November 14, 2019	A Member of Ernst & Young Global